                                                                   Exhibit 23-A



                        INDEPENDENT AUDITORS' CONSENT


        We consent to the incorporation by reference in this Registration Statement of Duke Energy Corporation on Form S-3 of our report dated February 19, 2002 (March 14, 2002 as to the acquisition of Westcoast Energy, Inc. described in Note 2 and as to the planned sale of DukeSolutions, Inc. described in Notes 3 and 20) (January 27, 2003 as to the adoption on January 1, 2002 of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets discussed in Note 1, the reclassification of revenues to a net basis of reporting, discussed in Note 1 and the impact of restating the business segments to conform to the presentation adopted during the year ended December 31, 2002 discussed in Note 3), appearing in the Current Report on Form 8-K of Duke Energy Corporation filed on February 18, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


/s/ Deloitte & Touche LLP


Charlotte, North Carolina
February 28, 2003